Media  Contact                                                            Investor Contact
George Fischer                                                            Andrew Speller
VP, Corp Comm.                                                          VP, Investor Relations
310-410-9600 x32649                                                 310-410-9600 x32862

Herbalife Announces Receipt of Letter from the SEC
Regarding No Enforcement Action Recommended

LOS ANGELES,  June 25, 2008 — Herbalife Ltd. (NYSE:HLF) announced today it has received a letter from the Los Angeles Regional Office of the Securities and Exchange Commission stating it has completed its investigation as to Herbalife, and it does not intend to recommend any enforcement action be taken by the SEC against the company.

As previously disclosed, the SEC investigation related to the timing of trading in Herbalife securities by a former mid-level employee as well as the extent of personal use of Herbalife products by the company’s independent distributors and the company’s related policies and procedures.  In November 2007, Herbalife voluntarily disclosed the SEC’s investigation, and over the past eight months has cooperated fully with the SEC during the course of the investigation.

About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of 1.8 million independent distributors. The company supports the Herbalife Family Foundation  and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.

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